CEL-SCI CORPORATION

Financial Statements for the Years

Ended September 30, 1995, 1994, and

1993, and Independent Auditors' Report

CEL-SCI CORPORATION

TABLE OF CONTENTS









Page
INDEPENDENT AUDITORS' REPORT
F1
FINANCIAL STATEMENTS FOR THE YEARS
ENDED
 SEPTEMBER 30, 1995, 1994, AND 1993:

 Balance Sheets                                                F-

2

 Statements of Operations                                      F-

3

 Statements of Stockholders' Equity                            F-

4

 Statements of Cash Flows                                      F-

5

Notes to Financial Statements                              F-6 F-


                               16














INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of CEL-SCI Corporation:

We have audited the accompanying balance sheets of CEL-SCI Corporation as of September 30, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CEL-SCI Corporation as of September 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.
As discussed in Note 1 to the financial statements, as of September 30, 1994, the Company changed its method of accounting for certain investments in debt and equity securities to conform with Statement of Financial Accounting Standards No. 115.



Washington, DC
November 29, 1995



CEL-SCI CORPORATION

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1995, 1994, AND 1993


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CEL-SCI Corporation (the Company) was incorporated on March 22,
   1983, in the State of Colorado, to finance research and development in biomedical science and ultimately to engage in marketing products.

   Significant accounting policies are as follows:
      Investments Effective September 30, 1994, the Company adopted, on a prospective basis, Statement of Financial Accounting Standard No. 115, "Accounting for Certain Debt and Equity Securities" (SFAS 115) and revised its policy for investments. Investments that may be sold as part of the liquidity management of the Company or for other factors are classified as available for-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity. Realized gains and losses on sales of securities are reported in earnings and computed using the specific identified cost basis. The adoption of SFAS 115, which has not been applied retroactively to prior years' financial statements, resulted in a decrease in stockholders' equity of $85,753 for the net unrealized losses on investments available-for-sale at September 30, 1994. As of September 30, 1995, all debt and equity securities had been disposed of and any unrealized gains or losses were recognized during the year ended September 30, 1995 (see Note 2).
      Prior to September 30, 1994, all investments available-for sale were carried at the lower of aggregate amortized cost or market value.
      Research and Office Equipment Research and office equipment is recorded at cost and depreciated using the straight-line method over five and seven years estimated useful lives.
       Research and Development Costs Research and development expenditures are expensed as incurred.
      Patents Patent expenditures are capitalized and amortized using the straight-line method over 17 years. In the event changes in technology or other circumstances impair the value or life of the patent, appropriate adjustment in the asset value and period of amortization will be made.

      Net Loss Per Share Net loss per common share is based on the weighted average number of common shares outstanding during the period. Common stock equivalents, including options to purchase common stock, are excluded from the calculation as they are antidilutive.
      Investment in Joint Venture Investment in joint venture is accounted for by the equity method. The Company's proportionate share of the net loss of the joint venture is included in the respective statements of operations.
Statement of Cash Flows For purposes of the statements of cash flows, cash consists principally of unrestricted cash on deposit, and short-term money market funds. The Company considers all highly liquid investments with a maturity of less than three months to be cash equivalents.
      Prepaid Expenses The majority of prepaid expenses consist of bulk purchases of laboratory supplies to be consumed in the manufacturing of the Company's product for clinical studies and for its further development.
    Income Taxes Effective October 1, 1993, the Company adopted
      Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires an asset and liability approach for reporting income taxes. Implementation of SFAS 109 in 1994 did not have any effect on the Company's net earnings and reported financial position and prior financial statements have not been restated. Reclassifications Certain reclassifications have been made for 1994 and 1993 for comparative purposes.
2. INVESTMENTS
  The carrying values and estimated market values of investments available-for-sale at September 30, 1995, are as follows:
   The carrying values and estimated market values of investment securities at September 30, 1994, are as follows:




   The gross realized gains and losses of sales of investments availablefor-sale for the years ended September 30, 1995, 1994, and 1993, are as follows:


3. PROPERTY AND EQUIPMENT

  Property and equipment at September 30, 1995 and 1994, consist of the
   following:




4. JOINT VENTURE

  In April 1986, the Company paid $200,000 cash and issued 500,000 shares of its $.01 par value common stock to acquire half the rights to technology which may be useful in the diagnosis, prevention and treatment of Acquired Immune Deficiency Syndrome
   (AIDS) from Alpha I Biomedicals, Inc. The Company's stock was valued at $1.50 per share on the basis of arm's-length negotiations. At the time the transaction took place, the stock was trading at $2.42. Because the cost of these rights to technology is considered research and development, the $950,000 purchase price was expensed.
   The Company and Alpha 1 Biomedicals, Inc. (Alpha 1) contributed their respective interests in the technology and $10,000 each to capitalize a joint venture, Viral Technologies, Inc. (VTI). VTI is wholly owned by the Company and Alpha 1, each having a 50% ownership interest. The total loaned or advanced to VTI by CELSCI Corporation through September 30, 1995, was $1,592,584 (see Note 13).
During the three years ended September 30, 1995, VTI had no sales.
   The operations of VTI were as follows:
   The balance sheets of VTI at September 30, 1995 and 1994, are summarized as follows:




   On December 17, 1987, Viral Technologies, Inc., entered into a licensing agreement with Nippon Zeon Company, Ltd., a Japanese company. Under the agreement, Nippon Zeon will engage in the development and testing and, if development is successful, the marketing of the potential AIDS vaccine in the Pacific Rim area. As a result, Viral Technologies, Inc., received precommercialization payments of $850,000 during the year ended September 30, 1988.

  During the year ended September 30, 1995, VTI purchased back from Nippon Zeon the licensing agreement. No cash or stock was exchanged; however, Nippon Zeon retains a royalty on any future sales of the drug HGP-30 in its former exclusive licensed territories.

5. CREDIT ARRANGEMENTS

 At September 30, 1995, the Company had a promissory note outstanding with a bank in the amount of $811,263. This promissory note was converted in November 1994 from a prior line of credit. The line of credit outstanding at September 30, 1994, was $788,601, and the Company subsequently drew down additional amounts during the year ended September 30, 1995, prior to converting the line of credit to a promissory note. The principal is being repaid over forty-eight consecutive months beginning February 5, 1995. Interest on the outstanding balance is calculated at the Bank's prime rate plus two percent, which is 10.75% at September 30, 1995, and is to be paid monthly with the principal payments. The promissory note is secured by all corporate assets and requires the Company to hold a certificate of deposit equal to 20% of the outstanding balance of the line of credit with the Bank. Under the promissory note the Company is also subject to certain minimum equity, liquidity, and operating covenants.

6. COMMITMENTS AND CONTINGENCIES

 In 1993, an officer and director of the Company was involved in legal proceedings concerning shares of the Company's common stock. The officer and director was acting on behalf of the Company in trying to secure financing, and the Company paid legal fees in connection with these proceedings and indemnified the officer for any loss he suffered upon the settlement of these matters.
   During 1992, one of the matters was settled by the officer and director delivering 3,000 shares of the Company's common stock to one plantiff and paying this plantiff $200,000. In the other matter, a European Court awarded a different plantiff 25,000 shares of the Company's common stock owned by the officer and director. In October 1993, the Company issued 25,000 shares of common stock to the plaintiff to satisfy the judgment and in lieu of reimbursement to the officer and director for this claim. The value of the shares issued, $202,500, was expensed during 1993 and was included in accrued expenses at September 30, 1993.
7. RELATED-PARTY TRANSACTIONS
  The technology and know-how licensed to the Company was developed by a group of researchers under the direction of Dr. Hans-Ake Fabricius and was assigned during 1980 and 1981 to Hooper Trading Company, N.V., a Netherlands Antilles corporation (Hooper) and Shanksville Corporation, also a Netherlands Antilles corporation (Shanksville). Maximillian de Clara, an officer and director in the Company, and Dr. Fabricius own 50% and 30%, respectively, of each of these companies. The technology and know-how assigned to Hooper and Shanksville was licensed to Sittona Company, B.V., a Netherlands corporation (Sittona), effective September, 1982 pursuant to a licensing agreement which requires Sittona to pay to Hooper and Shanksville royalties on income received by Sittona respecting the technology and know-how licensed to Sittona. In 1983, Sittona licensed this technology to the Company. At such time as the Company generates revenues from the sale or sublicense of this technology, the Company will be required to pay royalties to Sittona equal to 10% of net sales and 15% of licensing royalties received from third parties. In that event, Sittona, pursuant to its licensing agreements with Hooper and Shanksville, will be required to pay to those companies a minimum of 10% of any royalty payments received from the Company.

 In 1985 Mr. de Clara acquired 100% of the issued and outstanding stock of Sittona. Mr. de Clara and Dr. Fabricius, because of their ownership interests in Hooper and Shanksville, could receive approximately 50% and 30% respectively, of any royalties paid by Sittona to Hooper and Shanksville, and Mr. de Clara, through his interest in all three companies (Hooper, Shanksville, and Sittona), will receive up to 95% of any royalties paid by the Company.

 During 1992, the Company reimbursed an officer and director for legal fees incurred in connection with certain legal proceedings as discussed in Note 6. In addition, during 1992 the Company paid the officer and director $200,000, representing the amount that he paid in connection with one of the legal proceedings discussed in Note 6 and, in 1993, issued 3,000 shares of common stock to the officer and director as reimbursement for shares he delivered in connection with the proceeding. The $200,000 payment was expensed in 1992, and the value of the 3,000 shares, $20,100 was expensed in 1993.

8. INCOME TAXES

The approximate tax effect of each type of temporary differences and carryforward that gave rise to the Company's tax assets and liabilities at September 30, 1995, is as follows:



 The Company has available for income tax purposes net operating loss carryforwards of approximately $24,370,937, expiring from
    1998
   through 2007.
   In the event of a significant change in the ownership of the Company, the utilization of such carryforwards could be substantially limited.

9. STOCK OPTIONS, WARRANTS, AND BONUS PLAN

   During the year ended September 30, 1995, the Board of Directors canceled certain options under the various stock option plans and replaced them with new options. Under this conversion the number of options outstanding did not increase or decrease as the conversion was an exchange of options within the plans to maximize reserved shares in the Plans with the options granted.

  The shareholders of the Company approved the adoption of the 1995
   NonQualified Stock Option Plan (1995 Non-Qualified Plan) and reserved 400,000 shares under the plan. Terms of the options are to be determined by the Company's Compensation Committee, but in no event are options to be granted for shares at a price below fair market value at the date of grant.

 On February 23, 1988, the shareholders of the Company adopted the 1987 Nonqualified Stock Option and Stock Bonus Plan (the 1987
   Plan). This plan reserved 200,000 shares of the Company's previously unissued common stock to be granted as incentive stock options to employees. The 1987 Plan reserved 50,000 shares of the Company's previously unissued common stock to be granted as stock bonuses to employees. The exercise price of the options could not be established at less than fair market value on the date of grant and the option period could not be greater than ten years. During 1993, the 1987 Plan was terminated and no further options will be granted and no further bonus shares will be issued pursuant to the 1987 Plan.

   On September 30, 1993, the shareholders of the Company approved the adoption of three new plans, the 1993 Incentive Stock Option
  Plan (1993 Incentive Plan), the 1993 Non-Qualified Stock Option Plan (1993 Non-Qualified Plan) and the Stock Bonus Plan (1993 Bonus Plan). Shares are reserved under each plan and total 100,000, 60,000 and 40,000 shares, respectively. Only employees of the Company are eligible to receive options under the Incentive Plan, while the Company's employees, directors, officers, and consultants or advisors are eligible to be granted options under the Non-Qualified Plan or issued shares under the Bonus Plan. Terms of the options are to be determined by the Company's Compensation Committee, which will administer all of the plans, but in no event are options to be granted for shares at a price below fair market value at date of grant. Options granted under the option plans must be granted, or shares issued under the bonus plan issued, before August 20, 2002.

  On July 29, 1994, the Board of Directors approved the adoption of two new plans, subject to shareholder approval, the 1994 Incentive Stock Option Plan (1994 Incentive Plan) and the 1994 Non-Qualified Stock Option Plan (1994 Non-Qualified). Shares are reserved under each plan and total 100,000 shares for each plan. Only employees of the Company are eligible to receive options under the 1994 Incentive Plan, while the Company's employees, directors, officers, and consultants or advisors are eligible to be granted options under the 1994 Non-Qualified Plan. Terms of the options are to be determined by the Company's Compensation Committee, which will administer all of the plans, but in no event are options to be granted for shares at a price below fair market value at date of grant. Options granted under the option plans must be granted, or shares issued under the bonus plan issued, before July 29, 2004.
Information regarding the Company's stock option plan is summarized as follows:
 During 1991, the Company granted a consultant an option to purchase
  50,000 shares of the Company's common stock. The option is exercisable at $13.80 per share and expires in March 1996. The holder of the option has the right to have the shares issuable upon the exercise of the option included in any registration statement filed by the Company.

  Also during 1991, the Company granted another consultant options to purchase 6,000 shares of the Company's common stock. Options to purchase 667 shares expired in April 1993. Options to purchase 1,333 shares at $2.50 per share were exercised in April 1994. At September 30, 1995, options to purchase 4,000 shares were outstanding and exercisable at prices ranging from $2.50 to $15.00 per share.

    In connection with the 1992 public offering, 5,175,000 common stock purchase warrants were issued and are outstanding at September 30, 1995. Every ten warrants entitle the holder to purchase one share of common stock at a price of $46.50 per share. During 1995, the expiration of these warrants was extended to February 1996. The Company may accelerate the expiration date of the warrants by giving 30 days notice to the warrant holders, provided, however, that at the time the Company gives such notice of acceleration (1) the Company has in effect a current registration statement covering the shares of common stock issuable upon the exercise of the warrants and (2) at anytime during the 30-day period preceding such notice, the average closing bid price of the Company's common stock has been at least 20% higher than the warrant exercise price for 15 consecutive trading days.

Also in connection with the 1992 offering, the Company issued to the underwriter warrants to purchase 9,000 equity units, each unit consisting of 5 shares of common stock and 5 warrants entitling the holder to purchase one additional share of common stock. The equity unit warrants are outstanding at September 30, 1995 and are exercisable through February 8, 1997, at a price of $255.70 per unit. The common stock warrants included in the units are exercisable at a price of $76.70 per share.
   During 1995, the Company granted another consultant options to purchase 17,858 shares of the Company's common stock. These shares became exercisable on November 2, 1995, and will expire November 1, 1999. These options are exercisable at $5.60 per share.
10.EMPLOYEE BENEFIT PLAN
   During 1993 the Company implemented a defined contribution retirement plan, qualifying under Section 401(k) of the Internal Revenue Code, subject to the Employee Retirement Income Security Act of 1974, as amended, and covering substantially all CEL-SCI employees. The employer contributes an amount equal to 50% of each employee's contribution not to exceed 6% of the participant's salary. The expense for the year ended September 30, 1995 and 1994, in connection with this plan was approximately $24,913 and $16,160, respectively.
11.LEASE COMMITMENTS
   Operating Leases The future minimum annual rental payments due under noncancelable operating leases for office and laboratory space are as follows:


     Rent expense for the year ended September 30, 1995, 1994, and 1993, was approximately $124,059, $122,369, and $55,000, respectively.

12.STOCKHOLDERS' EQUITY

   On April 28, 1995 the stockholders of the Company approved a 10-for1 reverse split of the Company's outstanding common stock, which became effective on May 1, 1995. All shares and per-share amounts have been restated to reflect the stock split.

   The Company also participated in a private offering during 1995. This offering allowed for the purchase of one share of common stock and one warrant (a unit) for the price of $2.00 per unit. All 1,150,000 shares authorized for the offering were purchased during the year ended September 30, 1995. Cash of $2,300,000 was received in June and September 1995. Commissions of $344,150 were paid or payable relative to the offering at September 30, 1995.

   During 1994, the Company granted 1,500 shares of common stock to an officer as a bonus award. The Company also issued 25,000 shares to satisfy the judgment against an officer and director. The issuance was to the plantiff in lieu of reimbursement to the officer and director. The judgment was settled in 1993 and the expense of the issuance was recorded in 1993.

  During 1993, the Company received $27,333 cash for 7,333 shares of common stock.
13.SUBSEQUENT EVENTS
   In October 1995, the Company purchased Alpha 1's 50 percent interest in VTI. The Company conveyed 159,170 shares of common stock as full consideration for all of the VTI capital stock owned by Alpha 1. The acquisition of Alpha 1's interest will be accounted for as purchase with substantially all of the value of the purchase price being expensed as research and development costs.
   On December 8, 1995, the Board of Directors authorized the extension of the Company's warrants from February 6, 1996, to February 6, 1997.
14.NEW ACCOUNTING PRONOUNCEMENTS
   In March 1995, the Financial Accounting Standards Board issued Statement No. 121 regarding accounting for the impairment of long lived assets. This statement is required to be adopted by the Company in fiscal 1997. At the present time the Company does not believe that adoption of this statement will have a material effect on its financial position or results of its operations. In October 1995, the Financial Accounting Standards Board issued
Statement No. 123, Accounting for Stock Based Compensation. This statement is required to be adopted by the Company in fiscal 1997. The Company has not yet determined the impact of the adoption of this statement on its financial position or results of its operations.


CEL-SCI CORPORATION
BALANCE SHEETS
SEPTEMBER 30, 1995 AND 1994

ASSETS                                             1995        1994
CURRENT ASSETS:
    Cash and cash equivalents
                                                $3,886,950  $3,370,713
    Investments, net                               170,000  2,694,756
    Interest receivable                             64,080    116,733
    Prepaid expenses                               341,295     67,648
    Advances to officer/
    shareholder and                                 13,234     17,381
    employees

                      Total current assets       4,475,559   6,267,231

RECEIVABLE FROM JOINT VENTURE                      522,695     351,204

RESEARCH AND OFFICE EQUIPMENT - Less
accumulated depreciation of $589,897 and $355,430 1,102,038
1,185,499

DEPOSITS                                             18,178
13,958

PATENT COSTS - Less accumulated amortization
    of $239,490 and $211,253                       240,541     268,778


                                                $6,359,011  $8,086,670

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                              $248,488    $324,179
    Current portion of note payable                243,372     147,861

                      Total current                491,860     472,040
liabilities

NOTE PAYABLE                                       567,891     640,740

DEFERRED RENT                                       24,959      17,598

EQUITY IN LOSS OF SUBSIDIARY                       432,268     277,224

                     Total liabilities           1,516,978   1,407,602

STOCKHOLDERS' EQUITY:
    Preferred stock, $.01 par value -
authorized, 200,000 shares;
        none issued                                      -           -
    Common stock, $.01 par value - authorized,
100,000,000 shares;
        issued and outstanding, 5,338,244 and       53,382      41,882
4,188,244 shares
    Additional paid-in capital
                                                28,799,198  26,854,848
    Net unrealized loss on marketable equity             -    (85,753)
securities (Note 1)
    Accumulated deficit
                                               (24,010,547 (20,131,909
                                                         )           )

                   Total stockholders' equity    4,842,033   6,679,068

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
                                                $6,359,011  $8,086,670
See notes to financial statements.
CEL-SCI CORPORATION

STATEMENTS OF OPERATIONS
YEARS ENDED SEPTEMBER 30, 1995,
1994, AND 1993

                                        1995      1994       1993


INVESTMENT INCOME
                                      $365,049   $624,670   $997,964

OTHER INCOME                            58,716          -          -

           Total income                423,765    624,670    997,964

OPERATING EXPENSES:
    Research and development
                                     1,824,661  2,896,109  1,307,042
    Depreciation and amortization 262,705 138,755 55,372 General and administrative
                                     1,713,912  1,621,990  1,696,119

                      Total
operating expenses                   3,801,278  4,656,854  3,058,533

EQUITY IN LOSS OF
    JOINT VENTURE (Note 2)
                                     (501,125)  (394,692)  (344,423)

NET LOSS
                                     $3,878,63  $4,426,87  $2,404,99
                                             8          6          2

LOSS PER COMMON SHARE                    $0.89      $1.06      $0.58

WEIGHTED AVERAGE COMMON
    SHARES OUTSTANDING
                                     4,342,628  4,185,240  4,155,431


See notes to financial statements.


CEL-SCI CORPORATION

STATEMENTS OF STOCKHOLDERS'
EQUITY
YEARS ENDED SEPTEMBER 30,
1995, 1994, AND 1993

                                                Additional
                               Common             Paid-In
                               Stock
                               Shares    Amount    Capital   Other
Deficit      Total

BALANCE, OCTOBER 1, 1992                                          $-
                              4,148,980 $41,490  $26,560,96
$(13,300,04  $13,302,41
                                                          9
1)           8
    Common stock issued for:
        Cash                      7,333      73      27,260        -
- -      27,333
        Reimbursement of          3,000      30      20,070        -
- -      20,100
expenses
    Net loss                          -       -           -        -

(2,404,992)  (2,404,992)

BALANCE, SEPTEMBER 30, 1993               41,593
                              4,159,313          26,608,299
(15,705,033  10,944,859

)

    Common stock issued for:
        Cash                      2,431      24      39,364        -
- -      39,388
        Stock bonus plan          1,500      15       4,935        -
- -       4,950
        Settlement of            25,000     250     202,250        -
- -     202,500
lawsuit
    Net unrealized loss on
marketable
         securities (Note 1)          -       -           -
- -    (85,753)
                                (85,753)
    Net loss                          -       -           -        -

(4,426,876)  (4,426,876)

BALANCE, SEPTEMBER 30, 1994               41,882
                              4,188,244          26,854,848 (85,753)
(20,131,909   6,679,068)

    Common stock issued for               11,500                    -
- -
cash                          1,150,000           1,944,350
1,955,850
    Change in market value
of marketable
        securities available          -       -           -   85,753
- -      85,753
for sale (Note 1)
    Net loss                          -       -           -        -

(3,878,638)  (3,878,638)

BALANCE, SEPTEMBER 30, 1995                                       $-
                              5,338,244 $53,382  $28,799,19
$(24,010,54  $4,842,033
                                                          8
7)


See notes to financial
statements.



CEL-SCI CORPORATION

STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1995,
1994, AND 1993

                                        1995      1994      1993

CASH FLOWS FROM OPERATING
ACTIVITIES:
    Net loss
                                     $(3,878,6 $(4,426,8 $(2,404,9
                                           38)       76)       92)
    Adjustments to reconcile net
loss to
        net cash used in operating
activities:
    Stock issued in payment of               -   207,450    20,100
expenses
    Depreciation and amortization      262,705   138,755    55,372
    Equity in loss of Joint Venture    501,125   394,692   344,423
   Net realized loss (gain) on sale     42,490                   -
of securities                                   (76,774)
    Amortization of premium              6,407    25,683    18,762
    Changes in assets and
liabilities:
        Decrease (increase) in           4,147                   -
advances                                        (17,381)
        Increase in prepaid
expenses, deposits, interest
            receivable, and
receivable from joint venture        (396,705)  (31,833) (292,182)
        (Decrease) increase in
accounts payable,
            accrued expenses, and                          143,919
deferred rent                         (68,330) (111,552)
        Decrease in payable to               -
officer and shareholder                         (52,370)  (43,448)

                      Net cash used
in operating activities              (3,526,79 (3,950,20 (2,158,04
                                            9)        6)        6)

 CASH FLOWS PROVIDED BY (USED IN)
    INVESTING ACTIVITIES:
    Purchases of investments
                                     (389,688) (1,467,81 (5,993,31
                                                      8)        0)
    Sales and maturities of
investments                          2,951,299 6,999,273 7,745,943
    Advances to Joint Venture
                                     (346,081) (300,000) (223,750)
    Expenditures for property and
equipment                            (151,006) (999,807) (318,556)
    Expenditures for patents                 -         -   (8,777)

                      Net cash
provided by investing activities     2,064,524 4,231,648 1,201,550

CASH FLOWS PROVIDED BY (USED IN)
    FINANCING  ACTIVITIES:
    Issuance of note payable           184,915   788,601         -
    Issuance of common stock                      39,388    27,333
                                     1,955,850
    Repayment of note payable                          -         -
                                     (162,253)

                      Net  cash                  827,989    27,333
provided by financing activities     1,978,512

NET INCREASE (DECREASE) IN CASH        516,237
                                               1,109,431 (929,163)

CASH AND CASH EQUIVALENTS, BEGINNING
OF YEAR                              3,370,713 2,261,282 3,190,445

CASH AND CASH EQUIVALENTS, END OF
YEAR                                 $3,886,95 $3,370,71 $2,261,28
                                             0         3         2

SUPPLEMENTAL DISCLOSURE OF NON-CASH
ACTIVITY:
    During 1994, the net unrealized
loss on investments available-for-
sale was $85,753.

    During 1994, 25,000 shares were
issued as settlement of a lawsuit at
a cost of $202,500  (see Note 6).


See notes to financial statements.


  Year Ending
September 30,                                         Amount

1996
                                                      $135,123
1997
                                                       140,335
1998                                                    56,160
1999                                                    59,573
2000                                                    62,010
Thereafter
                                                       162,728

Total minimum lease payments
                                                      $615,929


                        September 30, 1995
                                    Gross   Gross      Market
                                                        Value
                        Amortiz    Unreal   Unreal       at
                           ed       ized     ized      Septemb
                                                       er 30,
                          Cost      Gains   Losses      1995

Certificates of                        $-       $-
Deposit                 $170,00                        $170,00
                              0                              0

September 30, 1994
            Gross     Gross     Market
                                 Value
                       Amortize   Unreal    Unreali      at
                          d        ized       zed     September 30,
                         Cost      Gains    Losses      1994

U.S. Government                        $-
Securities             $1,471,0             $46,362    $1,424,7
                             96                              34

Corporate Debt
Securities             1,108,58     2,442    41,833    1,069,19
                              1                               0

Certificates of                         -          -
Deposit                 200,832                         200,832


                       $2,780,5    $2,442   $88,195    $2,694,7
                             09                              56


                                       1995     1994     1993
Realized gains                                               $-
                                      $17,839  $128,205

Realized losses                        60,329    51,431       -

Net realized gain (loss)                                     $-
                                     $(42,490   $76,774
                                            )


                                             1995       1994
Research equipment
                                            $979,048   $843,187

Furniture and equipment                      136,486    120,185

Leasehold improvements                       576,401    577,557


                                           1,691,935  1,540,929

Less accumulated depreciation and
amortization                               (589,897)  (355,430)

Net property and equipment
                                           $1,102,03  $1,185,49
                                                   8          9

                                 Years
                                  Ended
                                September
                                   30,
                                    1995      1994      1993

Income                             $-         $-      $       -

Expenses                                      789,384   688,846
                                  1,002,250

Net Income (Loss)
                                 $(1,002,25 $(789,384 $(688,846
                                         0)         )         )



                                         September
                                         30,
                                            1995       1994

Current assets                              $30,484     $24,403

Noncurrent assets                          $187,821     $87,822

Current liabilities
                                         $4,275,078  $3,197,143

Equity (deficit - net of initial
capitalization)                          $(4,056,77  $(3,084,91
                                                 3)          8)




                                            1995       1994

Depreciation
                                          $(16,660)   $(27,325)

Prepaid expenses                           (14,413)    (25,680)
Net operating loss carryforward
                                          9,251,208   7,675,907
Other                                         9,474       6,680
Less:  Valuation allowance
                                         (9,229,609  (7,630,772
                                                  )           )

Net deferred                                     $-          $-


                                   Option
                                    Price
                                     Per      Outsta   Exerci
                                    Share      nding   sable

1987 Stock Option and Bonus
Plan
Balance, September 30, 1992         $3.40 -
                                      20.90   189,25   31,000
                                                   0
    Became exercisable                              -
                                                       77,999
    Exercised
                                      $4.00   (6,000   (6,000
                                                   )        )

Balance, September 30, 1993         $3.40 -
                                      19.60   183,25   102,99
                                                   0        9
    Became exercisable                              -
                                                       40,250

Balance, September 30, 1994         $3.40 -
                                      20.90   183,25   143,24
                                                   0        9
    Canceled                        $3.40 -
                                      20.90   176,25 1 136,24
                                                   0 3      9
                                                     6,249

Balance, September 30, 1995        $19.70 -
                                      16.50    7,000    7,000

1992 Incentive Stock Option
Plan
Balance, September 30, 1992          $13.40       500        -
    Granted                        $13.80 -                  -
                                      15.60   12,000

Balance, September 30, 1993        $13.40 -                  -
                                      15.60   12,500
    Granted                         $6.80 -                  -
                                      11.90   29,500
    Became exercisable                              -
                                                        4,166

Balance, September 30, 1994         $6.80 -
                                      15.60 4 42,000    4,166
                                    20, 000
    Canceled                        $6.80 -
                                      15.60   (42,00   (4,166
                                                  0)        )
    Granted                         $2.87 -
                                       3.87   57,550   20,917
Balance, September 30, 1995         $2.87 -
                                       3.87 4 57,550   20,917
                                    20,000

1992 Nonqualified Stock Option
Plan
Balance, September 30, 1992          $13.40                 -
                                            4  2,500
                                    20,000

    Granted                        $13.80 -                  -
                             15.60   15,500

Balance, September 30, 1993          $13.40                  -
                                              18,000
    Granted                         $8.70 -                  -
                             13.80   18,000
    Became exercisable                              -
                                                       18,000

Balance, September 30, 1994         $8.70 -
                                      13.80   36,000 1 18,000
                                                     80
                                                     0
                                                     0
    Canceled                        $8.70 -                  -
                                      13.40   (7,500 -
                                                   )
    Granted                           $2.87                  -
                                              31,500
    Became Exercisable                              -
                                                     4 42,000
                                                     2
                                                     ,
                                                     0
                                                     0
                                                     0
Balance, September 30, 1995         $2.87 -
                                      15.60   60,000 6 60,000
                                                     0
                                                     ,
                                                     0
                                                     0
                                                     0


                                   Option
                                    Price
                                     Per      Outsta   Exerci
                                    Share      nding   sable


1992 Stock Bonus Plan
    Granted during 1994
                                      $8.70    1,500    1,500
    Exercised                         $8.70
                                              (1,500   (1,500
                                                   )        )

Balance, September 30, 1994 and                     -        -
1995

1994 Incentive Stock Option
Plan
    Granted                                                  -
                                      $2.87   50,000

Balance, September 30, 1994                                  -
                                      $2.87   50,000 -
    Granted
                                      $2.87   50,000
    Became Exercisabe                               -
                                      $2.87            61,000

Balance, September 30, 1995
                                      $2.87   100,00   61,000
                                                   0

1994 Nonqualified Stock Option
Plan
    Granted                                                  -
                                      $2.87   70,000 -

Balance, September 30, 1995
                                      $2.87   70,000 -
    Granted                         $2.87 -                  -
                                       3.87   27,250 -
    Became exercisable                              -
                                                       48,084

Balance, September 30, 1995         $2.87 -
                                       3.87   97,250   48,084
1995 Nonqualified Stock Option
    Granted in 1995                 $2.87 -                  -
                                      $3.87   329,25
                                                   1
    Became exercisable                              -
                                                       70,000

Balance, September 30, 1995
                                              329,25   70,000
                                                   1